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                                                                      EXHIBIT 21


             List of Subsidiaries of Westport Resources Corporation



Westport Finance Co.

Jerry Chambers Exploration Company

Westport Argentina LLC

Westport Canada LLC

Westport Oil and Gas Company, L.P.

Westport Overriding Royalty LLC

WHG, Inc.

WHL, Inc.

Horse Creek Trading & Compression Company LLC

Westport Field Services, LLC

Belco Energy (Cayman Islands) Corp.